Exhibit 10.3
AMENDMENT #1 TO EMPLOYMENT AGREEMENT
ePlus inc. (the “Company”), a Delaware corporation, and Darren S. Raiguel (the “Executive”) (collectively, the “Parties”) have previously entered into an Employment Agreement (the “Agreement”), effective May 7, 2018, and executed by Executive and the Company on May 7, 2018. The Parties hereby agree to this Amendment #1 (“Amendment #1”), to be effective November 14, 2019.
1.          The following Paragraph 5(g) will be added to the Agreement:
(g)
Provided that the Executive is covered under the Company's group health plan, the Executive shall be entitled to reimbursement by the Company for his participation in the Johns Hopkins Executive Physical Program or an equivalent diagnostic program, one time per company fiscal year during the term of employment on a date(s) of the Executive’s choosing. To be entitled for reimbursement, the Executive must promptly submit a request for reimbursement, with reasonable documentation. The Company will promptly provide reimbursement upon receipt of said promptly submitted documentation.

No other provision of the Agreement is affected by this Amendment #1.
/s/ Barbara Tiano		/s/ Darren S. Raiguel
Barbara Tiano		Darren S. Raiguel
VP Human Resources		Chief Operating Officer

On behalf of John E. Callies
Chairman, Compensation Committee

Date:	November 18, 2019	Date:	November 15, 2019